                                                                   Exhibit 23-B


                             CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of U S West, Inc. for the registration of $500 million of debt securities of U S West, Inc., and to the incorporation by reference therein of our report dated February 7, 1995, with respect to the consolidated financial statements of Time Warner Entertainment Company, L.P. included in the Current Report on Form 8-K of U S West, Inc. dated May 23, 1995, as amended by Forms 8-K/A on July 12, 1995 and August 24, 1995, filed with the Securities and Exchange Commission.



                                              /s/ ERNST & YOUNG LLP

New York, New York
September 7, 1995